Exhibit 99.1

The Hanover Insurance Group Names

John J. Leahy Chief Financial Officer

WORCESTER, Mass., (July 25, 2007) – The Hanover Insurance Group, Inc.

(NYSE: THG) today announced that John J. Leahy will assume the role of executive vice president and chief financial officer, effective September 1. In this position, he will provide overall leadership for all aspects of the company’s financial operations and investments.

“John is a very talented and experienced financial executive and public company chief financial officer,” said Frederick H. Eppinger, chief executive officer of The Hanover Insurance Group. “He will bring to our company outstanding financial leadership, a strong business acumen and the insight developed through his many and varied career experiences.”

Over the past 25 years, Leahy has served in key financial, business and strategy roles with PepsiCo, Inc. (NYSE: PEP) and with Keane, Inc. (NYSE: KEA), a Boston-based business and IT services firm.

Leahy comes to The Hanover from Keane, where he was executive vice president and chief financial officer since 1999, and served as interim president and chief executive officer during much of 2006. Leahy brought a strong results orientation and performance management discipline to Keane, and successfully led the company through an important leadership transition.

Prior to joining Keane, Leahy spent 17 years at PepsiCo. There, he served in a number of key roles, providing financial management and oversight, and developing business strategies.

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The Hanover Insurance Group Names John J. Leahy Chief Financial Officer

A 1980 graduate of Merrimack College, Leahy earned a master’s degree in business administration with a concentration in finance from Boston College in 1982.

Leahy will succeed Edward J. Parry, III, who in February announced plans to leave the company and pursue other career opportunities. Parry’s resignation will be effective August 31, 2007.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States.

CONTACTS:

Investor Relations	Media Relations
Sujata Mutalik	Mike Buckley
smutalik@hanover.com	mibuckley@hanover.com
(508) 855-3457	(508) 855-3099